EXHIBIT 9(b)

Consent of Counsel

April 13, 2007

Peoples Benefit Life Insurance Company

4333 Edgewood Rd. NE

Cedar Rapids, Iowa 52499

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 22 to the Registration Statement on Form N-4 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 23 to the Registration Statement on Form N-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), File Nos. 811-06144; 33-36073 (the “Registration Statement”), filed on or around May 1, 2007 by Peoples Benefit Life Insurance Company and Peoples Benefit Life Insurance Company Separate Account IV (funding the Vanguard Variable Annuity) with the Securities and Exchange Commission under the 1933 Act and the 1940 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP